As filed with the Securities and Exchange Commission on May 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CUBESMART

(Exact name of registrant as specified in its charter)

Maryland	20-1024732
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Old Lancaster Road
Malvern, Pennsylvania 19355
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated CubeSmart 2007 Equity Incentive Plan
(Full title of the plan)

Timothy M. Martin
Chief Financial Officer
CubeSmart
5 Old Lancaster Road
Malvern, Pennsylvania 19355

(Name and address of Agent for Service)

(610) 535-5000

(Telephone Number of Agent for Service)

Copy to:

Michael H. Friedman, Esquire
Troutman Pepper Locke LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103-2799
(215) 981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

EXPLANATORY NOTE

On May 20, 2025, the shareholders of CubeSmart (the “Registrant”) approved an amendment and restatement of the Amended and Restated CubeSmart 2007 Equity Incentive Plan (the “Plan”) at the Registrant’s 2025 annual meeting of shareholders which, among other things, increased the aggregate number of the Registrant’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), authorized for issuance under the Plan by 5,000,000 Common Shares from 13,000,000 Common Shares to 18,000,000 Common Shares.

The Registrant previously filed Registration Statements on Form S-8 on May 21, 2007 (File No. 333-143124) registering the issuance of the initial 3,900,000 Common Shares under the Plan, on June 18, 2010 (File No. 333-167623) registering an additional 4,600,000 Common Shares under the Plan, and on June 2, 2016 (File No. 333-211787) registering an additional 4,500,000 Common Shares under the Plan (collectively, the “Earlier Registration Statements”), for an aggregate of 13,000,000 Common Shares. The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Earlier Registration Statements, which are incorporated herein by reference in accordance with Instruction E to the General Instructions to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (this “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference, to the extent that such documents are considered filed with the Commission:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 28, 2025;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 2, 2025;

(c) The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on January 17, 2025, March 3, 2025 and May 20, 2025; and

(d) The description of the Registrant’s Common Shares contained in Exhibit 4.23 to its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 21, 2020, which updates the description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 19, 2004, and including any other amendments or reports filed for the purpose of further updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent such documents are considered filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland statutory law governing real estate investment trust (“REITs”) formed under Maryland law (the “Maryland REIT Law”) permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and CubeSmart’s shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. CubeSmart’s declaration of trust contains a provision that limits the liability of CubeSmart’s trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”), for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director or officer be indemnified in circumstances in which the director or officer is found liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL and CubeSmart’s bylaws, as a condition to advancement of expenses, CubeSmart is required to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

CubeSmart’s declaration of trust provides that it shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at CubeSmart’s request, serves or has served as an officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. CubeSmart has the power, with the approval of CubeSmart’s board of trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of CubeSmart in any of the capacities described above and to any employee or agent of CubeSmart or a predecessor of CubeSmart. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The above discussion of CubeSmart’s declaration of trust and bylaws and of the MGCL is not intended to be exhaustive and is qualified in its entirety by such declaration of trust, bylaws and statutes.

CubeSmart has entered into and expects to continue to enter into indemnification agreements with each of its executive officers and trustees whereby CubeSmart indemnifies such executive officers and trustees to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit	Description

5.1*	Opinion of Troutman Pepper Locke LLP
23.1*	Consent of KPMG LLP
23.2*	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included in signature page)
99.1*	Amended and Restated CubeSmart 2007 Equity Incentive Plan, as amended and restated effective May 20, 2025
107.1*	Filing Fee Table

* Filed herewith.

Item 9.	Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Malvern, Commonwealth of Pennsylvania, on the 21st day of May, 2025.

CUBESMART

By:	/s/ Timothy M. Martin
Name:	Timothy M. Martin
Title:	Chief Financial Officer

POWER OF ATTORNEY

Each of the trustees and/or officers of CubeSmart whose signature appears below hereby appoints Christopher P. Marr, Timothy M. Martin and Jeffrey P. Foster, and each of them individually, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and trustees to enable CubeSmart to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons, in the following capacities on the dates indicated.

Signature	Title	Date

/s/ Deborah Ratner Salzberg	Chair of the Board of Trustees	May 21, 2025
Deborah Ratner Salzberg
/s/ Christopher P. Marr	Chief Executive Officer (Principal Executive Officer)	May 21, 2025
Christopher P. Marr
/s/ Timothy M. Martin	Chief Financial Officer (Principal Financial Officer)	May 21, 2025
Timothy M. Martin
/s/ Matthew D. DeNarie	Chief Accounting Officer (Principal Accounting Officer)	May 21, 2025
Matthew D. DeNarie

/s/ Piero Bussani	Trustee	May 21, 2025
Piero Bussani

/s/ Jit Kee Chin	Trustee	May 21, 2025
Jit Kee Chin

/s/ Dorothy Dowling	Trustee	May 21, 2025
Dorothy Dowling

/s/ John W. Fain	Trustee	May 21, 2025
John W. Fain

/s/ Jair K. Lynch	Trustee	May 21, 2025
Jair K. Lynch

/s/ John F. Remondi	Trustee	May 21, 2025
John F. Remondi

/s/ Jeffrey F. Rogatz	Trustee	May 21, 2025
Jeffrey F. Rogatz